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Exhibit 10.52

CHANGE IN CONTROL AGREEMENT

        This Change in Control Agreement ("Agreement") is by and between Reliant Energy, Inc. (the "Company"), Reliant Energy Corporate Services, LLC (the "Employer") and Jerry J. Langdon ("Executive").

        The Company and the Employer consider it essential to the interests of the Company's stockholders to secure the continued employment of key management personnel. The Board of Directors of the Company recognizes that the possibility of a Change in Control (as defined below) exists and that the uncertainty this raises may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. In order to encourage the continued attention and dedication of key management personnel, this Agreement is being entered into by the Company, the Employer and Executive.

        The Company, the Employer and Executive agree as follows:

1.
DEFINITIONS: Capitalized terms are defined in Exhibit A.

2.
SEVERANCE BENEFITS: If Executive (a) experiences a Covered Termination, (b) executes and returns to the Company a Waiver and Release within the time period prescribed in the Waiver and Release following the Covered Termination, and (c) does not revoke such Waiver and Release within the time period prescribed in the Waiver and Release, then Executive will be entitled to receive from the Employer the following severance benefits:

(a)
Severance Payment Based on Salary. An amount equal to the sum of 3 times Salary plus 3 times the Executive's target award under the AICP for the year in which the Covered Termination occurs.

(b)
Severance Payment Based on Bonus.

(1)
Current Performance Year. An amount equal to the product of (A) the Salary and (B) the Target Bonus Percentage, with the product of (A) and (B) prorated based on the number of days Executive was employed during the bonus year in which Executive's employment terminated.

(2)
Prior Performance Year. An Executive whose termination date occurs before the date on which awards under the AICP are paid out for the prior calendar year, or the date on which the Company announces that awards under the AICP will not be paid, will be entitled to an amount equal to the product of (A) the Salary and (B) the Target Bonus Percentage (or, if greater, the actual amount of the bonus determined under the AICP for such prior calendar year). Any prepayments of AICP awards made during the prior calendar year will be deducted from the amount calculated under the preceding sentence of Section 2(b)(2).

  The severance benefits provided for in Sections 2(a) and 2(b) above will be paid in one lump sum payment as soon as practicable after the expiration of the Waiver and Release revocation period (subject to any delay required to comply with the requirements of Section 409A of the Code).

  (c)
  Welfare Benefit Coverage.

  (1)
  Active Coverage. The Employer will provide, or will cause to be provided, continued Welfare Benefit Coverage (as in effect from time to time for similarly situated active employees) for Executive and Executive's eligible dependents at the active employee rate for a period of 2 years following the date of Executive's Covered Termination.

    (2)
    Post Retirement Coverage.

      If Executive would be entitled to post-retirement medical coverage within 2 years following termination of employment, if Executive had remained employed, the Company or the Employer will provide the coverage as follows:

      (A)
      the coverage provided will be the coverage in effect immediately before the Covered Termination; and

      (B)
      coverage will begin on the later of (i) the date on which the post-retirement coverage would have become available or (ii) the date on which the benefits under Section 2(c)(1) end.

    (3)
    Reduction for Other Coverage. Benefits otherwise receivable by Executive pursuant to this Section 2(c) will be reduced to the extent Executive becomes eligible to receive benefits pursuant to a government-sponsored health insurance or health care program.

  (d)
  Outplacement. The Employer will provide or cause to be provided outplacement services for a period of 12 months in connection with Executive's efforts to obtain new employment. Executive must notify the Employer or the outplacement firm designated by the Employer, in writing, within 180 days of termination of employment if the Executive wishes to utilize this outplacement benefit.

  (e)
  Financial Planning: The Employer will provide, or cause to be provided, continued access, for the remainder of the calendar year in which the Covered Termination occurs or for 60 days (if greater), to the financial planning services available to executive employees at the time of the Covered Termination.

3.
CHANGE IN CONTROL EQUITY-BASED BENEFITS: Immediately upon any Change in Control, Executive will be entitled to receive benefits with respect to any equity-based compensation in accordance with the applicable plans and agreements.

4.
SPECIAL INTERNAL REVENUE CODE REQUIREMENTS: It is the intent of the Company that the provisions of this Agreement comply with Section 409A of the Code and related regulations and Department of the Treasury pronouncements. Accordingly, notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Company in its sole discretion, without the consent of Executive, as the Company deems appropriate for the Agreement to satisfy the requirements of Section 409A.

5.
CERTAIN ADDITIONAL PAYMENTS: Whether or not Executive becomes entitled to the payments or benefits pursuant to Section 2 of this Agreement, if any of the payments or benefits received or to be received by Executive (including any payment or benefit received or to be received in connection with a Change in Control or Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment described below, being hereinafter referred to as the "Total Payments") will be subject to the tax under Section 4999 of the Code (the "Excise Tax"), the Company will pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, is equal to the Total Payments. In the event that the amount of the Total Payments does not exceed 110% of the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (the "Safe Harbor"), then the preceding provisions of this Section will not apply and any noncash payments or benefits will first be reduced (if necessary, to zero), and any cash payments will thereafter be reduced (if necessary, to zero) so that the amount of the Total Payments is equal to the Safe Harbor; provided, however, that the Executive may elect to have the cash payments reduced (or eliminated) before any reduction of the noncash payments or benefits.

  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code will be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation (within the meaning of Section 280G of the Code), or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, (1) the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of the Covered Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (2) Executive will be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

  In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive must repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company will make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and the Company must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

6.
CONFIDENTIALITY: Executive agrees that he will not, while employed by the Company or the Employer or an Affiliate and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as are required in the performance of his duties hereunder or as may otherwise be required by law or legal process (in which case Executive must notify the Company of such legal or judicial proceeding as soon as practicable, and permit the Company to seek to protect its interests and information).

7.
RETURN OF PROPERTY: Executive agrees that at the time of leaving his or her employ, he will deliver to the Employer (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its Affiliates, regardless of whether such items were prepared by Executive.

8.
NON-SOLICITATION: Executive agrees that while employed by the Company or the Employer or an Affiliate and for one year following a Covered Termination, he will not, without the prior written consent of the Company, directly or indirectly, hire or induce, entice or solicit (or attempt to induce entice or solicit) any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates.

9.
NOTICES: For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company or the Employer:	Reliant Energy, Inc. 1000 Main Street Houston, Texas 77002 ATTENTION: General Counsel
If to Executive:	Jerry J. Langdon 11707 Monica Houston, Texas 77024

  or to such other address as either party may furnish to the other in writing in accordance with this Section.

10.
APPLICABLE LAW: The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, but without giving effect to the principles of conflict of laws of such State.

11.
SEVERABILITY: If any provision of this Agreement is determined to be invalid or unenforceable, then the invalidity or unenforceability of that provision will not affect the validity or enforceability of any other provision of this Agreement and all other provisions will remain in full force and effect.

12.
WITHHOLDING OF TAXES: The Company or the Employer, as applicable, may withhold from any payments under this Agreement all federal, state, local or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.
NO ASSIGNMENT; SUCCESSORS: Executive's right to receive payments or benefits under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 13 the Company or Employer will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

  This Agreement is binding upon and inures to the benefit of the Company and the Employer and their respective successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).

14.
PAYMENT OBLIGATIONS ABSOLUTE: Except for the requirement of Executive to execute and return to the Company the Waiver and Release in accordance with Section 2, the Company's and the Employer's obligation to pay Executive the amounts and to make the arrangements provided herein are absolute and unconditional and may not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Company or the Employer (including their Affiliates) may have against Executive or anyone else. All amounts payable or arrangements to be made hereunder by the Company or the Employer (including their Affiliates) must be paid or made without notice or demand. Executive may not be obligated to sign an agreement not to compete with the Company or its Affiliates or to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any other employment will not effect any reduction of the Company's or the Employer's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement. In the event that the Employer fails to pay any amount or provide any benefit required to be made or provided by the terms of this Agreement, the Company will be required to make such payment or provide such benefit, as the case may be, under the same terms and conditions that were applicable to the Employer.

15.
NUMBER AND GENDER: Wherever appropriate herein, words used in the singular will include the plural, the plural will include the singular, and the masculine gender will include the feminine gender.

16.
CONFLICTS: This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supercedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof.

17.
AMENDMENT AND WAIVER: No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by any other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.
COUNTERPARTS: This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

19.
TERM: The effective date of the Agreement is January 15, 2006. Upon the occurrence of a Change in Control, the term will be automatically extended to a date which is two years from the date upon which the Change in Control occurs. If Executive's employment is terminated before the occurrence of a Change in Control, this Agreement shall immediately terminate, except that terms of this Agreement, which must survive the termination this Agreement in order to be effectuated (including the provisions of Sections 6, 7 and 8) will survive.

RELIANT ENERGY, INC.
By:	/s/ JOEL V. STAFF Joel V. Staff Chairman and Chief Executive Officer
Date:	March 7, 2006
RELIANT ENERGY CORPORATE SERVICES, LLC
By:	/s/ KAREN D. TAYLOR Karen D. Taylor Vice President
Date:	March 7, 2006
EXECUTIVE
/s/ JERRY J. LANGDON Jerry J. Langdon
Date:	March 7, 2006

Exhibit A

DEFINITIONS

The following terms have the meanings set forth below.

"Affiliate" means an Affiliate within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.

"AICP" means the Reliant Energy, Inc. Annual Incentive Compensation Plan (or any successor plan).

"Board" means the Board of Directors of the Company.

"Cause" means Executive's (a) gross negligence in the performance of Executive's duties, (b) intentional and continued failure to perform Executive's duties, (c) intentional engagement in conduct that materially injures the Company, the Employer, or its Affiliates (monetarily or otherwise) or (d) being charged with, indicted for or convicted of a felony. For purposes of the definition of Cause, an act or failure to act by Executive is "intentional" only if done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interest of the Company and its Affiliates, and no act or failure to act by Executive is "intentional" if it was due primarily to an error in judgment or negligence.

A "Change in Control" will be deemed to have occurred upon the occurrence of any of the following:

  (a)
  30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, the Employer, or an Affiliate, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock; or

  (b)
  Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or

  (c)
  Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company's consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or

  (d)
  Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.

  For purposes of the definition of a "Change in Control",

    (1)
    "Person" means an individual, entity or group;

    (2)
    "group" is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

    (3)
    "beneficial owner" is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

    (4)
    "Outstanding Voting Stock" means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

    (5)
    "Incumbent Director" means a director of the Company (x) who was a director of the Company on the effective date of this Agreement or (y) who becomes a director after such date and whose election, or nomination for election by the Company's shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

    (6)
    "election contest" is used as it is defined for purposes of Rule 14a-11 under the Exchange Act;

    (7)
    "Business Combination" means

    (x)
    a merger or consolidation involving the Company or its stock or

    (y)
    an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;

    (8)
    "parent corporation resulting from a Business Combination" means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company's assets either directly or through one or more subsidiaries; and

    (9)
    "Major Asset Disposition" means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means Reliant Energy, Inc., and, except for purposes of determining whether a Change in Control has occurred, any successor thereto.

"Confidential Information" means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its Affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its Affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its Affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company's or any of its Affiliate's plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.

"Covered Termination" means a termination of Executive's employment (such that Executive ceases to be employed by the Employer, the Company or an Affiliate) following a Change in Control during the term of this Agreement as follows:

  (a)
  an involuntary termination that does not result from any of the following:

  (1)
  death;

  (2)
  disability entitling Executive to benefits under the Company's or the Employer's long-term disability plan; or

  (3)
  termination for Cause;

  (b)
  a termination by the Executive for Good Reason; or

  (c)
  a termination initiated by the Employer, the Company or an Affiliate and mutually agreed upon by Executive and the Employer.

"Employer" means Reliant Energy Corporate Services, LLC, and any successor thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Good Reason" means any one or more of the following which occurs following a Change in Control:

  (a)
  a significant reduction in the duties or responsibilities of Executive from those applicable immediately before the date on which a Change in Control occurs;

  (b)
  a reduction in Executive's annual base salary as in effect on the effective date of this Agreement or as the same may be increased from time to time;

  (c)
  the failure by the Company or the Employer to continue in effect any compensation plan in which Executive participates immediately before the Change in Control which is material to Executive's total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or the Employer to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, as existed immediately before the Change in Control, unless the action by the Company or the Employer applies to all similarly situated employees;

  (d)
  the failure by the Company and the Employer to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company's (or the Employer's or their respective Affiliates') pension, savings, life insurance, medical, health and accident, or disability plans in which Executive was participating immediately before the Change in Control, the taking of any other action by the Company or the Employer which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control or the failure by the Company or the Employer to provide Executive with paid vacation on the same basis as was applicable to Executive immediately before the Change in Control, unless the action by the Company or the Employer applies to all similarly situated employees; or

  (e)
  a change in the location of Executive's principal place of employment with the Employer or the Company by more than 50 miles from the location where Executive was principally employed immediately before the Change in Control or the Company or the Employer requiring Executive to be based in a location other than that of the Company's principal executive offices.

"Salary" means Executive's base salary as in effect immediately before the termination of Executive's employment or, if higher, the base salary in effect immediately before the first event or circumstance constituting Good Reason.

"Target Bonus Percentage" means Executive's target incentive award opportunity under the AICP in effect immediately before the termination of Executive's employment or, if higher, immediately before the first event or circumstance constituting Good Reason.

"Waiver and Release" means a legal document substantially in the form attached as Exhibit B.

"Welfare Benefit Coverage" shall mean medical, dental and vision benefits.

Exhibit B

WAIVER AND RELEASE

        In exchange for the payment to me of the severance benefits described in Section 2 of the Change in Control Agreement between Reliant Energy, Inc. (the "Company"), Reliant Energy Corporate Services, LLC (the "Employer") and me effective as of            , (the "Agreement") and of other remuneration and consideration provided for in the Agreement (collectively, the "Benefits"), which is in addition to any remuneration or benefits to which I am already entitled, I agree not to sue and to release and forever discharge the Company, the Employer and all of their respective parents, subsidiaries, affiliates and unincorporated divisions, and its or their respective officers, directors, agents, servants, employees, successors, assigns, insurers, employee benefit plans and fiduciaries, and agents of any of the foregoing (collectively, the "Corporate Group") from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of myself, my heirs, executors, administrators, and assigns with respect to all matters relating to or arising out of my employment with or separation from the Company, under any employee benefit plan or claims for indemnity arising as a result of my being an officer or fiduciary of the Corporate Group. The release does not apply to claims or causes of action accruing after the date hereof.

        I acknowledge that signing this Waiver and Release is an important legal act and that I have been advised in writing to consult an attorney prior to execution. I also understand that, in order to be eligible for the Benefits, I must sign and return this Waiver and Release to the Company's General Counsel. I acknowledge that I have been given at least 21 days to consider whether to execute this Waiver and Release.

        In exchange for the payment to me of the Benefits, which is in addition to any remuneration or benefits to which I am already entitled, (1) I agree not to sue in any local, state or federal court regarding or relating in any way to my employment with or separation from the Company, the Employer or any member of the Corporate Group, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company, the Employer or any member of the Corporate Group, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Corporate Group, rights described in the Agreement, claims for indemnity from the Corporate Group arising as a result of being an officer or fiduciary of the Corporate Group, and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. Except for the matters identified above that are not the subject of this Waiver and Release, this Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; the Sarbanes-Oxley Act of 2002; claims in connection with workers' compensation or "whistle blower" statutes; and claims for breach of contract (whether written or oral, expressed or implied), tort, personal injury, defamation, negligence or wrongful termination; and any other claims under the statutory, regulatory, administrative, constitutional or common law of any nation, state, locality or any other jurisdiction.

        Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company or the Employer, as applicable, will withhold any taxes required by federal, state or local law from the Benefits otherwise payable to me.

        I understand that for a period of seven calendar days following the Company's receipt of this Waiver and Release executed by me, I may revoke my acceptance of the offer of the Benefits by delivering a written statement to the Company's General Counsel, by hand or by registered-mail, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company and the Employer will have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer within seven days after the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

        I agree that the terms of this Waiver and Release are CONFIDENTIAL and that any disclosure to anyone for any purpose whatsoever except as required by law by me or my agents, representatives, heirs, spouse, employees or spokespersons will be a breach of this Waiver and Release.

        I agree that this Waiver and Release is valid. I agree that this Waiver and Release is fair, adequate and reasonable. I agree that my consent to this Waiver and Release was with my full knowledge and was not procured through fraud, duress or mistake.

        I acknowledge that payment of the Benefits is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any law or regulation. I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage me from engaging in any activity related to matters of public or employee health or safety. Similarly, nothing herein is intended to prohibit, restrict or otherwise discourage me or any other individual from making reports of unsafe, wrongful or illegal conduct to any agency or branch of the local, state or federal government, including law enforcement authorities, public utility commissions, energy regulatory commissions or any other lawful authority. I agree that if called upon to serve as a witness or consultant in or with respect to any actual or potential litigation or administrative proceeding, I will truthfully cooperate with the Company and the Employer to the full extent permitted by law.

        I understand and agree that in the event of any breach or threatened breach of the provisions of Sections 6, 7 or 8 of the Agreement by me, the Company or the Employer, in their discretion, may initiate appropriate action as provided in those Sections and may recover all lawful damages which it or they may prove by a preponderance of the evidence in accordance with the law specified in those Sections.

        I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me, the Company and the Employer concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me, the Company, the Employer or any other member of the Corporate Group. The invalidity or enforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

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  Exhibit 10.52
CHANGE IN CONTROL AGREEMENT (LANGDON)